EXHIBIT 99.1

REPORT

TO THE

SPECIAL LITIGATION COMMITTEE

OF THE

BOARD OF DIRECTORS OF

HOPFED BANCORP, INC.

Robert B. Bieck, Jr.

Alexander N. Breckinridge V

January 31, 2018

i

EXECUTIVE SUMMARY

On May 1, 2017, the Stilwell Group, whose affiliates make up the largest shareholders of HopFed Bancorp, Inc. (“HopFed” or the “Company”), sent a letter to HopFed’s shareholders (the “May 1 Letter”) raising concerns that HopFed’s Chief Executive Officer, John Peck, breached his fiduciary duties to the Company by disregarding his duties as CEO of HopFed to increase and manage his personal real estate investment portfolio.1

The letter suggested that Mr. Peck devoted his attention to acquiring and managing twenty real estate properties identified in the May 1 Letter at the expense of focusing on his duties at HopFed. The letter alleges that Mr. Peck’s purchase of two real estate properties from Gilbert Lee, while Mr. Lee served on the Compensation Committee of HopFed’s Board of Directors, may have influenced Mr. Lee’s decisions regarding Mr. Peck’s compensation. The letter also states that HopFed leased a warehouse from Mr. Peck and this transaction may have been unfair to HopFed.

In response to the letter, HopFed’s Independent Directors (all members of the Corporate Governance and Nominating Committee) formed a Special Litigation Committee (the “SLC”) to investigate the allegations and to determine whether the Company should bring a lawsuit against Mr. Peck for breach of his fiduciary duties of care and/or loyalty to the Company or take other remedial or punitive actions against Mr. Peck.

As part of the investigation, the SLC reviewed numerous emails and documents, conducted interviews and reviewed the deposition transcripts and document discovery from litigation filed by the Stilwell Group in Delaware against the Company.

[1]	The May 1 Letter is Exhibit A to this Report.

This report sets out Delaware law on claims of breaches of the fiduciary duties of care and loyalty. It then summarizes all of the relevant facts discovered during the course of the investigation for the SLC’s consideration to determine whether the Company should bring claims for breaches of fiduciary duty against Mr. Peck or take other disciplinary or remedial action.

BACKGROUND

HopFed is a registered bank holding company. HopFed was incorporated in Delaware in May 1997 as the savings and loan holding company of Heritage Bank (now Heritage Bank, USA, Inc.) (the “Bank”). HopFed converted its charter to a Federal Reserve non-member commercial bank holding company in June of 2013.

The Bank is a Kentucky state chartered commercial bank with assets of $901,637,000 and branches in Kentucky and Tennessee.2 On June 5, 2013, it converted its charter from a federal thrift to a state chartered commercial bank.

The Bank’s business consists primarily of attracting deposits from the general public and investing those deposits in loans secured by single family residential real estate and investment securities, including U.S. Government and agency securities, municipal and corporate bonds, collateralized mortgage obligations, and mortgage-backed securities. The Bank also originates single-family residential/construction loans, multi-family and commercial real estate loans, loans secured by deposits and other consumer and commercial loans. The Bank emphasizes the origination of commercial and real estate loans.

The following directors currently sit on HopFed’s Board:

•	Dr. Joseph Dempsey – Chair of the Board, Chief of Anesthesia at Baptist Health Hospital in Madisonville, Kentucky, real estate investor and owner of a commercial farm;

[2]	https://www5.fdic.gov/idasp/advSearchLanding.asp

•	Clay Smith – owner of Pennyrile Ford, Lincoln and Mercury in Hopkinsville, Kentucky;

•	Dr. Thomas Miller – retired Chair of the Accounting Department at Murray State University and former Interim President of Murray State, retired partner at the public accounting firm of Miller & Wilson;

•	Richard Perkins – retired Field Supervisor for the Southern Illinois and Western Kentucky region for the Federal Deposit Insurance Corporation and current consultant with Loan Review Services, LLC;

•	Ted Kinsey – owner of Parkway Chrysler in Benton, Kentucky;

•	Steve Hunt – Vice-President of Agri-Power Inc., a Board Member of Agri-Chem and a partner in Hunt Farms, all headquartered in Hopkinsville, Kentucky;

•	Mike Woolfolk – Chief Operating Officer of HopFed; and

•	John Peck – Chief Executive Officer of HopFed.

Messrs. Hunt, Kinsey, Perkins and Smith and Dr.’s Dempsey and Miller constitute HopFed’s independent directors and meet the NASDAQ definition of independence.

The Stilwell Group refers to a number of affiliated private investments companies and an investment adviser. Among those investment companies are Delaware limited partnerships Stilwell Associates, L.P., Stilwell Activist Funds, L.P., and Stilwell Activist Investments, L.P. that own, as of May 2017, approximately 9.5% of the outstanding shares of HopFed’s common stock and are collectively HopFed’s largest stockholder (these investment companies are not registered under the Investment Company Act of 1940). Exhibit B (February 25, 2013 Schedule 13D) at 10. Stilwell Value, a Delaware limited liability corporation and SEC-registered investment adviser, acts as the general partner of the Stilwell Funds. Id. Joseph Stilwell is the managing member of Stilwell Value. Id. Mr. Stilwell is a beneficial owner of the HopFed common stock held by the Stilwell Group. Id.

In connection with HopFed’s 2013 Annual Meeting, the Stilwell Group mounted a proxy contest to place one of its nominees on the Stilwell Board. The Stilwell Group was successful and its nominee, Robert Bolton, was elected to HopFed’s Board. Mr. Bolton served a three-year term but was not re-nominated by the Stilwell Group. The Stilwell Group offered two other nominees, but the Board rejected those nominees as unqualified.

On July 27, 2016, the Stilwell Group sent HopFed a demand for corporate records pursuant to Section 220 of the Delaware General Corporate Law (the demands did not include requests for information related to the allegations made in the May 1 Letter). HopFed provided the Stilwell Group with access to some corporate records in response to the demands, but refused to provide records in response to other demands on the grounds that those demands were beyond the scope of Section 220. The parties exchanged letters over the course of the following eight months, with the Stilwell Group continuing to insist on its right to review all of the documents sought in its original Section 220 Demand, but HopFed refused access to further documents for the same reasons cited earlier.

In April 2017, Megan Parisi of the Stilwell group requested a meeting with Dr. Dempsey to discuss what she characterized as a settlement to the dispute between the Stilwell Group and HopFed. On April 26, 2017, Dr. Dempsey and Greg Carter, HopFed’s outside general counsel, met with Ms. Parisi and E.J. Borrack, also of the Stilwell Group.

Mr. Carter recounted this meeting at his deposition. He said that Ms. Parisi presented Dr. Dempsey and Mr. Carter with a draft of the May 1 Letter. Ms. Parisi stated that to settle what she characterized as a dispute, HopFed must agree: (1) to announce publicly it had retained an investment banker; (2) agree either to sell the Company within six months or appoint Mr. Stilwell to the Board; and (3) repeal the director qualification bylaw adopted in early 2015. She said that HopFed had three days to agree to these demands.

Ms. Parisi stated that the Stilwell Group will “declare war,” if HopFed did not agree to these demands. In response, Dr. Dempsey and Mr. Carter explained that they did not have the authority from the Board at that time to agree to the settlement terms, but that they would take the draft letter and the settlement demand to the Board.

THE MAY 1 LETTER AND INVESTIGATION PROCESS

The May 1 Letter

The May 1 Letter from Ms. Parisi focuses on whether Mr. Peck breached his fiduciary duties to the Company by spending his time and energy on his personal real estate investments instead of on Company matters.

The letter listed twenty commercial and residential properties owned or co-owned by Mr. Peck; however, in actuality, Mr. Peck owned or co-owned twenty-two properties, not including the Peck’s personal residence. The May 1 Letter discussed Mr. Peck’s purchase of two of the listed properties from Gilbert Lee, former Chair of HopFed’s Board and former Chair of the Board’s Compensation Committee, while Mr. Lee chaired the Compensation Committee. Mr. Peck bought one property in 2009 for $45,000, $1,500 more than Mr. Lee had paid for it twelve days earlier.3 Mr. Peck bought the other property in 2010 for $56,000, $10,500 more than the price paid by Mr. Lee seven months earlier.

[3]	The copy of the deed for this property obtained by the Stilwell Group contained the notation at the top “Do Not Publish.”

The letter also asserted that Mr. Carter’s engagement to provide legal services to Mr. Peck in connection with some of Mr. Peck’s real estate purchases, some during the time Mr. Peck was CEO of HopFed, constituted a conflict of interest.

Finally, the letter asserted misconduct in connection with Mr. Peck leasing to HopFed a storage space in commercial property for $9,340, as disclosed in the April 17, 2017 HopFed Annual Proxy Statement.

Investigation Process

Soon after receiving the letter, the Independent Directors held a special meeting to consider an appropriate response to the letter. Because the letter might be a shareholder demand requesting that the Board consider filing a lawsuit or taking other action on behalf of the Company against Mr. Peck for his alleged breaches of fiduciary duty, the Independent Directors formed the SLC to investigate the allegations against Mr. Peck.

After the decision to establish the SLC, Mr. Carter and Jones Walker LLP assisted the Independent Directors’ inquiry into the independence of each Independent Director to identify the three Independent Directors best suited to make up the SLC. Jones Walker furnished the Independent Directors with a memorandum that discussed Delaware law regarding SLC independence. See Exhibit C. In addition, each of the Independent Directors completed a Jones Walker questionnaire that inquired further into that Independent Director’s independence from Mr. Peck.4 At the conclusion of the review and inquiry, the Independent Directors determined that Messrs. Perkins and Smith and Dr. Dempsey, with Mr. Perkins serving as Chair, were best suited to serve on the SLC.

[4]	Those questionnaires are Exhibits D-1 through D-6 to this Report.

The Independent Directors chose these committee members because of their relatively fewer connections to Mr. Peck than the other Independent Directors. Mr. Perkins, who served as Chair, only knew Mr. Peck from his time as a bank regulator for the Federal Deposit Insurance Corporation and subsequently his time serving on the HopFed Board. He has no outside business or social dealings with Mr. Peck.

Mr. Smith attends the same church in Hopkinsville as Mr. Peck but had no interaction with Mr. Peck outside of church until joining the HopFed Board in 2011. Mr. Smith has no other social interactions or outside business dealings with Mr. Peck.

Dr. Dempsey first met Mr. Peck when Mr. Peck interviewed for the position of CEO of HopFed and has known him ever since in his capacity as a member of HopFed’s Board. He has no other social or outside business connections to Mr. Peck.

After its formation, the SLC chose counsel to assist it in its investigation. Mr. Carter gave three recommendations for counsel, including Jones Walker. After deliberation, the SLC engaged Jones Walker to assist it with the investigation. The SLC determined Jones Walker sufficiently independent, even though Jones Walker had provided counsel on bank regulatory, and corporate and securities matters to the Board for some years. The SLC considered the following facts: (1) the Board has always engaged Jones Walker, not management; (2) an Independent Director, not the CEO, serves as Chair of HopFed’s Board; (3) Jones Walker’s engagement with HopFed antedated Mr. Peck’s tenure with HopFed; (4) Jones Walker’s engagement for HopFed is immaterial to the firm and to personnel working on it; and (5) the independence under NASDAQ listing standards of all of the Independent Directors and the independence of at least four (probably five) of the six Independent Directors under Delaware Supreme Court and Court of Chancery case law. Accordingly, the SLC concluded that Jones

Walker was sufficiently independent to assist in a review of allegations of wrongdoing against Mr. Peck. The lawyers from Jones Walker primarily assigned to assist the SLC were Robert B. Bieck, Jr. and Alexander N. Breckinridge V. They were assisted by Thomas E. Slattery.5

On engagement, Jones Walker presented a plan of investigation consisting of (1) interviews with all Directors, key members of management and third parties, and (2) a review of key company and third parties’ documents and email.6 Counsel conducted each interview with at least one SLC member present.

The SLC first interviewed key members of management, including Mr. Peck, Chief Operating Officer Mike Woolfolk, Chief Financial Officer Billy Duvall, and Chief Risk Officer Jason Carroll. Jones Walker also advised that the SLC should monitor the litigation filed by the Stilwell Group against the Company related to the director qualification bylaw. The complaint filed in that matter included many of the May 1 Letter allegations against Mr. Peck. Jones Walker counseled the SLC to take advantage of the adversarial process and use information discovered in the Delaware lawsuit related to the allegations in the May 1 Letter.

Because the Delaware Vice-Chancellor presiding over the lawsuit put the litigation on a fast track and discovery began in June 2017, the SLC suspended its investigation to avoid duplicating work done in connection with the litigation and interfering with the Company’s defense of the litigation.

[5]	Jones Walker is qualified to assist in an investigation pursuant to Delaware law for a number of reasons. First, the firm regularly represents numerous Delaware chartered companies. Second, until January 1, 2015, corporations in Louisiana were governed by the Louisiana Business Corporation law, which derived from the Delaware General Corporation Law in pertinent respects. Compare former La. Rev. Stat. Ann. 12:84 with 8 Del. Code § 144. Mr. Bieck has been licensed in Louisiana since October 7, 1977 (and Mr. Breckinridge has over ten years of experience representing Delaware entities). Finally, Louisiana courts routinely look to Delaware precedents in matters of corporate law because “Delaware is recognized as a leader in the field of corporation law.” Armand v. McCall, 89-582 (La. App. 3 Cir. 11/7/90); 570 So.2d 158, 160. See also Judson v. Davis, 2004-1699 (La. App. 1 Cir. 6/29/05); 916 So.2d 1106, 1120–21. Messrs. Bieck and Breckinridge’s biographies are Exhibit E to this Report.
[6]	The investigation plan is Exhibit F to this Report. At the outset of the investigation, Jones Walker instructed HopFed to preserve all electronic and other information.

On the dismissal of the litigation, the SLC restarted its investigation. Counsel reviewed relevant email gathered by litigation counsel during the litigation, documents requested from the Company, as well as emails of all of the Company’s Directors collected during the litigation. Counsel also reviewed the transcripts of all the depositions taken in the litigation because Plaintiffs’ counsel asked questions during those depositions relevant to the allegations against Mr. Peck. The SLC interviewed all of the Independent Directors, Mr. Carter, the former engagement partner for the Company’s independent outside auditor, and the Board’s compensation consultant.7 Counsel also interviewed Mr. Peck’s divorce attorney to confirm that discovery in the divorce and the ensuing property settlement had identified all of the real estate in which Mr. Peck had an interest before and after the divorce property settlement.8

LAW

HopFed is a Delaware company and Delaware law applies to Mr. Peck’s alleged breaches of fiduciary duty. To find a breach of the fiduciary duty of care under Delaware law, a court must find that a director or officer acted with gross negligence. Aronson v. Lewis, 473 A.2d 805, 812 (1984). “Gross negligence is a reckless indifference to or a deliberate disregard of the whole body of stockholders or actions which are without the bounds of reason.” In re Walt Disney World Derivative Litig., 907 A.2d 693, 750 (Del. Ch. 2005).9

As for the fiduciary duty of loyalty, in Delaware:

Corporate officers and directors are not permitted to use their position of trust and confidence to further their private interests.... A public policy, existing through the years, and derived from a profound knowledge of human characteristics and motives, has established a rule that demands of a corporate officer or director,

[7]	Counsel determined that an interview with Mr. Lee was not necessary because Plaintiffs’ counsel had asked Mr. Lee all the relevant questions about his transactions with Mr. Peck during his deposition.
[8]	Memoranda summarizing each interview and selected depositions are attached as Exhibits G-1 through G-16.
[9]	The exculpatory clause in HopFed’s Articles of Incorporation does not shield Mr. Peck, in his capacity as an officer of HopFed, from liability for breaches of the fiduciary duty of care.

peremptorily and inexorably, the most scrupulous observance of his duty, not only affirmatively to protect the interests of the corporation committed to his charge, but also to refrain from doing anything that would work injury to the corporation, or to deprive it of profit or advantage which his skill and ability might properly bring to it, or to enable it to make in the reasonable and lawful exercise of its powers. The rule that requires an undivided and unselfish loyalty to the corporation demands that there be no conflict between duty and self-interest.

Guth v. Loft, Inc., 5 A.2d 503, 510 (Del. 1939).

These standards govern the SLC’s evaluation of Mr. Peck’s conduct as it relates to his personal real estate investments.

INVESTIGATION FINDINGS

The May 1 Letter contains multiple questions regarding Mr. Peck’s real estate investments, the Board’s awareness of them, and whether Mr. Peck failed to carry out his duties as CEO of HopFed because of his involvement with those investments. Despite the number of questions, the only actionable claims that the Company could bring on the allegations are for breaches of the fiduciary duties of care and loyalty by Mr. Peck because his personal real estate investments distracted him from fulfilling his duties as CEO. Accordingly, the investigation focused on whether the facts warranted the Company bringing those claims or taking remedial or punitive actions against Mr. Peck.

    A. Mr. Peck’s Real Estate Investments

The May 1 Letter identified twenty properties owned or co-owned by Mr. Peck. Through the investigation, counsel for the SLC identified an additional two properties owned by Mr. Peck (these do not include the former personal residence of Mr. and Mrs. Peck).10 Mr. Peck began investing in real estate in the early 1990s when Mr. Peck was the President of United Community Bank (“UCB”) (he became President of UCB in 1991).

[10]	All of the properties identified in the May 1 Letter (and the two properties owned by Mr. Peck the letter did not identity) were part of Mr. Peck’s 2017 divorce settlement. Exhibit H to this report is a chart that lists original ownership and disposition of those properties as a result of the divorce settlement.

According to Mr. Peck, he started investing in real estate because he had a longstanding interest in real estate and he saw it as a good long-term investment for his investment portfolio. Mr. Peck also said that he viewed it as a project for his now ex-wife Elizabeth, who was not otherwise employed.

According to Mr. Peck, some of the properties he owned before his divorce he co-owned with his now ex-father-in-law and ex-wife. These included all but one of the properties owned by Mr. Peck in Benton, Kentucky. In his deposition and interview, Mr. Peck stated that his now ex-father-in-law was responsible for the day-to-day management of those properties.

Mr. Peck owned 100% of the properties in Murray, Kentucky and Clarksville, Tennessee. According to him, those properties were managed by property management companies. Dr. Miller, Mr. Peck’s tax accountant until 2000, confirmed third-party management of the Murray properties.

The properties in Calvert City, Kentucky were properties that Mr. Peck and his siblings inherited from their father upon his death. He had a one-third ownership stake in those properties and, in his deposition, Mr. Peck stated they were managed by his sister.

Mr. Peck and his ex-wife owned 100% of the properties in Hopkinsville, Kentucky. In his deposition and interview, Mr. Peck stated that these properties were managed on a day-to-day basis by the now former Mrs. Peck. Mr. Peck did state in his interview that he was not completely passive in the management of the properties because he performed some bookkeeping and tax preparation tasks.11

[11]	The property in Florida was a vacation property, managed by a property management company, in which he had a one-third ownership stake (the rest owned by his former in-laws).

The HopFed directors most familiar with Mr. Peck’s property investments are Mr. Woolfolk and Dr. Miller. Mr. Woolfolk first met Mr. Peck when Mr. Peck came to work at the Bank of Marshall County in high school and returned to work there during and after college. During a portion of Mr. Peck’s time working at the Bank of Marshall County, Mr. Woolfolk supervised Mr. Peck. When Mr. Peck became President of UCB in 1991, Mr. Woolfolk continued, for a time, to be one of Mr. Peck’s supervisors.

Mr. Woolfolk recalls Mr. Peck having an interest in real estate investment going back to his days working at UCB. Mr. Woolfolk recalls Mr. Peck purchasing some property from the Bank of Marshall County’s other real estate owned, or OREO, portfolio (consisting of properties held after foreclosure) when he worked at UCB (which was owned by the same bank holding company as the Bank of Marshall County). Mr. Woolfolk does not believe that Mr. Peck’s investment activities interfered with his duties at the Bank of Marshall County or UCB.

Likewise, Mr. Woolfolk does not believe that those investments ever interfered with Mr. Peck’s duties at HopFed. Mr. Woolfolk said that Mr. Peck has never asked Mr. Woolfolk to cover his duties at the bank so that Mr. Peck could attend to his properties. Mr. Woolfolk stated that in addition to his normal duties as CEO, Mr. Peck is a member of a number of civic and charitable organizations that Mr. Peck’s participation in helps to maintain HopFed’s visibility in the communities in which it does business. Mr. Woolfolk said that Mr. Peck spends approximately four hours a week on this, as part of his normal CEO duties. Mr. Woolfolk believes that he has a good pulse on what is happening at HopFed. He has not seen any concerns raised over Mr. Peck’s performance, has heard no complaints from employees about Mr. Peck, and would expect to hear complaints if there were any. In response to the May 1 Letter, Mr. Peck sent a letter to all HopFed and Heritage employees, including a copy of the letter and inviting them to report through the Company’s normal anonymous complaint process any complaints related to the allegations in the May 1 Letter. There were no complaints.

Dr. Miller met Mr. Peck when he joined the UCB board at its formation. Around the same time, Mr. Peck engaged Dr. Miller’s accounting firm to handle his personal taxes, so Dr. Miller had some familiarity with Mr. Peck’s finances at the time (he handled his taxes until 2000 when his partner took over). Dr. Miller recalls that around that time, Mr. Peck approached him seeking advice on investing in real estate. Dr. Miller recalls telling Mr. Peck that investing in real estate in Murray was a good investment because of the large student population. He recalls that Mr. Peck initially invested in property with his father-in-law. He knew this because he prepared Schedule E’s (tax forms used for, among other things, reporting rental income earned from real property) for these properties.

Dr. Miller remembered that Mr. Peck used a property management company to manage the Murray properties in the 1990s. He believes Mr. Peck’s father-in-law managed the properties they owned together in Benton. Dr. Miller does not recall Mr. Peck appearing distracted from his duties at UCB at this time. Dr. Miller believes he would have noticed this because he had supervisory experience due to his roles at Murray State University.

While Dr. Miller stopped actively doing Mr. Peck’s taxes in 2000, he does not believe that Mr. Peck’s property investments interfered with his duties at HopFed. Dr. Miller believes that Mr. Peck’s role in managing his property investments was mostly passive. He believes the performance of the bank has been generally good during Mr. Peck’s tenure.

Of the remaining current HopFed Board members, Messrs. Kinsey and Smith were aware of Mr. Peck’s property investments before reading the May 1 Letter.12 Mr. Kinsey said that he has known Mr. Peck since Mr. Kinsey joined the board of the Bank of Marshall County and stayed on the boards of the holding companies that owned UCB when Mr. Peck served as president. Mr. Kinsey was aware that Mr. Peck invested in real estate. He believes that during this time, for many of the properties he owned, Mr. Peck partnered with this now ex-father-in-law and believes that Mr. Peck’s now ex-father-in-law took the most active role in managing the properties. Neither Messrs. Kinsey nor Smith believed Mr. Peck’s property investments ever interfered with his duties as CEO of HopFed.

None of the remaining HopFed directors were aware of Mr. Peck’s property investments before reading the May 1 Letter. Mr. Perkins expressed some initial concerns that Mr. Peck’s real estate portfolio might distract him, but after some thought on this issue does not believe it has distracted Mr. Peck. Neither Mr. Hunt nor Dr. Dempsey believed Mr. Peck has ever been distracted from his HopFed duties because of a focus on his property investments.

None of the directors reported hearing any rumors in the Southwestern Kentucky communities in which they lived that Mr. Peck’s property investments distracted him from his bank duties. They also never heard any rumors or saw anything to suggest Mr. Peck got sweetheart deals from tradesmen who worked on his properties in exchange for their favorable treatment at Heritage. The Directors did not hear any rumors that Mr. Peck got sweetheart loan deals from other banks related to his properties. Because of the size of the communities in which Heritage does business, the Directors believe that they would have heard about any sweetheart deals Mr. Peck received, because word of something like that would get around those small communities.

[12]	Mr. Lee had knowledge of Mr. Peck’s property investments because, according to Mr. Peck, during his interviews to become CEO of HopFed, Mr. Peck disclosed to the Board that he owned properties and asked whether that would be a problem if he were CEO. The Board said that it would not be an issue. Mr. Lee also sold two properties to Mr. Peck in Hopkinsville. He understood Mr. Peck’s now ex-wife managed most of the Hopkinsville properties.

None of the Directors believed that Mr. Carter’s representation of Mr. Peck in connection with his real estate investments created a conflict of interest with Mr. Carter’s work for HopFed. In his deposition and in his SLC interview, Mr. Carter stated that his work for Mr. Peck has consisted primarily of preparing deeds and mortgage documents for Mr. Peck. He has not represented Mr. Peck in any transactions with Heritage. The work Mr. Carter did for Mr. Peck represented a small portion of his overall practice. Mr. Carter stated that he usually billed Mr. Peck his normal rate for the work he did for him, except possibly on a few occasions where the task he performed for Mr. Peck was so small that he did not bill Mr. Peck for the time. None of the directors believe that Mr. Carter’s engagement as HopFed’s outside general counsel represented a quid pro quo for his services rendered to Mr. Peck personally.

Transaction with Gilbert Lee

None of the current Board members knew of Mr. Peck’s transactions with Mr. Lee. Mr. Peck had not previously disclosed these transactions to anyone currently on the Board.

In his deposition, Mr. Lee stated that his tax records showed a $980 profit off the sale of the property to Mr. Peck in June 2009, reflecting $520 in costs on top of his purchase price. Mr. Lee stated that he did not recall the reason he held this property for so short a time, only that he ended up selling it to Mr. Peck, because not long before, Mr. Peck had expressed an interest in purchasing property. Mr. Lee stated that he did not buy this property with the intention of selling it to Mr. Peck.13

Mr. Lee made a profit of $1,980 on the sale of the property to Mr. Peck in January 2010, reflecting $8,520 in costs on top of the purchase price. Mr. Lee explained he had to make significant repairs to the house.

[13]	Mr. Lee does not remember why the deed for this property attached to the May 1 Letter contained a notation that read “Do Not Publish.”

None of the Independent Directors were aware of Mr. Lee’s exact financial circumstances, but they had enough knowledge of them to believe these sales were not material to Mr. Lee. The Independent Directors believed Mr. Lee had extensive property holdings and was wealthy, with assets well within the mid-seven figures. In deposition testimony, Mr. Lee stated that his primary occupation for many years had been running a company, C&L Realty, that owned and managed rental property (before he sold that company in 2008). He also had an interest in a company that issued consumer loans that he sold in 2013.14

None of the Independent Directors believed that these transactions had any influence on Mr. Lee’s deliberations on the Compensation Committee regarding Mr. Peck’s compensation. Dr. Miller, who served on the Compensation Committee with Mr. Lee, viewed Mr. Lee’s approach to compensation as “conservative.” Mr. Hunt, who also served on the Compensation Committee, had the same opinion of Mr. Lee.

Michael Blanchard, the compensation consultant hired by the Compensation Committee in 2015, stated that his initial peer review comparison of HopFed’s compensation of its senior executives showed that HopFed paid below mean compensation to its executives.15 This was in line with HopFed’s performance, which was also below mean as compared to its peers. Mr. Hunt said he recalls this being the case going back some time before the Compensation Committee engaged Mr. Blanchard. He believed HopFed’s executive compensation had been below mean as compared to its peers.

[14]	To draw Mr. Lee’s judgment on Mr. Peck’s compensation into question, the SLC must determine whether the profits Mr. Lee received from the sales (or any other benefit Mr. Lee may have received as a result of the sales) were material to Mr. Lee. Delaware law analyzes materiality subjectively, meaning, in the financial context, the financial benefit received by a director in connection with a transaction is of such an amount when compared to that director’s actual financial position that the benefit received would have affected the impartiality of the director when making decisions on behalf of the corporation. Cinerama, Inc. v. Technicolor, Inc., 663 A.2d 1156, 1168 (Del. 1995).
[15]	Mr. Blanchard determined the composition of the peer group based on ISS and Glass-Lewis recommendations. He characterized the shareholder advisory organizations as unfriendly to over-compensated and under-performing chief executive officers.

For 2009, the year Mr. Peck purchased the first property from Mr. Lee, the Compensation Committee minutes reflect that Mr. Peck received the same base salary increase of 5% as the other members of senior management but no cash bonus (this meeting occurred on June 16, 2009 shortly before Mr. Peck’s purchase of the first property). See Exhibit I (2009 Compensation Committee Minutes). For 2010, no member of management, including Mr. Peck, received any increase in base compensation while all members of management except Mr. Peck received a cash bonus. This committee meeting occurred on June 22, 2010, after Mr. Peck’s purchase of both properties. See Exhibit J (2010 Compensation Committee Minutes).

The Warehouse Rental

In his interview, Mr. Woolfolk stated that for some time HopFed had rented a warehouse from Mr. Peck for storage space. HopFed currently pays Mr. Peck a little over $9,000 in annual rent for that space. Mr. Woolfolk recalls that before leasing the space, HopFed conducted due diligence and hired a local realtor to get an estimate of the rental value of the property and that realtor found that the amount paid by HopFed was less than the rate the property might command on the open market. See Exhibit K, email dated March 7, 2013. HopFed has consistently disclosed this transaction in its public filings.

Most of the Independent Directors were aware that HopFed leased property from Mr. Peck but did not remember whether it was formally discussed at a Board meeting or approved by the Board.16 None of the Board members believes the lease is material to HopFed or Mr. Peck.17 Mr. Rayburn, the former long-time engagement partner for HopFed’s outside auditors, concurred with this conclusion that the lease was not quantitatively or qualitatively material.

[16]	Dr. Dempsey recalls it being discussed at a Board meeting over a decade ago.
[17]	Mr. Perkins does not disagree with this conclusion, but stated that from a reputational risk standpoint, he would have counseled against the transaction had he been a member of the Board before HopFed entered into the lease.

HopFed’s Internal Controls

Mr. Carroll, HopFed’s Chief Risk Officer, spoke at length about HopFed’s internal controls, particularly those related to employee self-dealing. Mr. Carroll stated that he supervised the Company’s compliance and internal audit functions. He reports to Mr. Woolfolk on compliance, training and risk matters but also has direct line reporting to the Board’s Audit Committee. Mr. Carroll stated that HopFed has a Code of Ethics that, among other things, prohibits employees of the Bank from soliciting anything of value from individuals in exchange for doing business with the Bank.18 The Company’s Internal Audit Department is responsible for ensuring that these provisions are enforced. To test employee compliance with the variety of state and federal banking and securities regulations to which the Bank and the Company are subject, the Company conducts audits of employee accounts to check for, among other things, suspicious transactions.

The Company also has a whistleblower policy referred to as a “Complaint Policy.” Any employee may report potential violations of Company policy (anonymously if they wish) to the Internal Audit Department.

He also stated that the Company monitors management’s transactions with the Bank. The Company complies with Federal Reserve Regulation O and has a policy to guide management in Regulation O compliance. See Exhibit L.

The Company also monitors management transactions with other banks. Management is required to fill out forms disclosing their transactions with other banks. He stated, though, that ensuring compliance with this is more difficult than Regulation O compliance because it is entirely dependent on self-reporting.

[18]	https://www.bankwithheritage.com/pdfs/Hopfed_Code_of_Ethics.pdf

Mr. Carroll disclosed that sometime in 2009 or 2010, the Bank received a Memorandum of Understanding from the Office of Thrift Supervision that identified several areas where the Bank should improve its compliance functions. Mr. Carroll said that the Bank made improvements to all of the areas identified in the memorandum. There was no indication that the weaknesses identified were related to monitoring of transactions involving management.

With respect to these internal controls, none of the Directors could recall any discussions regarding material weaknesses related to management self-dealing internal controls. The independent outside auditors’ attest letters dating back to 2009 also do not raise any material weaknesses related to management self-dealing internal controls.19 See Exhibit M-1 through M-34. Mr. Perkins raised some questions about the review at the Board level of Regulation O Forms (he does not recall the Audit Committee regularly reviewing those), but he believes that if there were issues with Regulation O compliance, the Audit Committee would have known.

CONCLUSION

It is in the context of these facts detailed above that the SLC must determine whether Mr. Peck’s actions and behavior related to his real estate investment portfolio amounted to an irrational and “reckless indifference” to the interests of HopFed’s shareholders, that Mr. Peck breached his fiduciary duty of care to those shareholders, and/or that those actions constituted Mr. Peck placing loyalty to his own interests above those of HopFed’s shareholders. In addition, the SLC may consider whether the above-described facts warrant the Board taking any other kind of disciplinary or remedial action against Mr. Peck.

[19]	Mr. Perkins did recall that at some point the external auditors had raised concerns about the level of allowance for loan and lease losses that did not relate to self-dealing internal controls.

19